                           PATENT LICENSE AGREEMENT

                                    between

                   AMERICAN TELEPHONE AND TELEGRAPH COMPANY

                                      and

                              CELL ROBOTICS, INC.


                         Effective as of April 1, 1994


                           Relating to Optical Traps


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                           PATENT LICENSE AGREEMENT

                               TABLE OF CONTENTS


ARTICLE I - GRANTS OF LICENSES

1.01   Grant
1.02   Duration
1.03   Scope
1.04   Ability to Provide Licenses
1.05   Publicity
1.06   Infringement Actions


ARTICLE II - ROYALTY AND PAYMENTS

2.01   Royalty Calculation
2.02   Accrual
2.03   Exclusions
2.04   Records and Adjustments
2.05   Reports and Payments


ARTICLE III - TERMINATION

3.01   Breach
3.02   Voluntary Termination
3.03   Survival


ARTICLE IV - MISCELLANEOUS PROVISIONS

4.01   Disclaimer
4.02   Nonassignability
4.03   Addresses
4.04   Taxes
4.05   Choice of Law
4.06   Integration
4.07   Outside the United States
4.08   Dispute Resolution
4.09   Prior Agreement Superseded


DEFINITIONS APPENDIX


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                           PATENT LICENSE AGREEMENT

Effective as of April 1, 1994, AMERICAN TELEPHONE AND TELEGRAPH COMPANY, a New York corporation ("AT&T"), having an office at 32 Avenue of the Americas, New York, New York 10013, and CELL ROBOTICS, INC., a New Mexico corporation (the "Corporation"), having an office at 2715 Broadbent Parkway, NE, Albuquerque, New Mexico 87107, agree as follows:<F1>


                                   ARTICLE I

                              GRANTS OF LICENSES

1.01 Grant
----------

(a) AT&T grants to the CORPORATION under AT&T's PATENT personal and nontransferable licenses to make, have made, use, lease, sell and import products of the following kind:

                                 OPTICAL TRAPS

(b) The CORPORATION grants to AT&T personal, non-exclusive, royalty-free licenses under any and all patents which claim or are otherwise directed to an invention made by any of the CORPORATION's employees or representatives, which inventions are related to, or which are an improvement of, the invention described in AT&T's PATENT.

(c) The licenses granted to the CORPORATION pursuant to Section1.01(a) shall be exclusive, subject to (i) licenses previously granted to third parties, and
(ii) a license reserved by AT&T for AT&T's and its SUBSIDIARIES own activities.

1.02 Duration
-------------

All licenses granted herein under any patent shall continue for the entire unexpired term of such patent.

1.03 Scope
----------

(a) Licenses granted herein are not to be construed either (i) as consent by either party to any act which may be performed by the other, except to the extent impacted by a patent licensed herein to that other party, or

----------------------
<F1> Any term in capital letter which is defined in the General Definitions
     Appendix shall have the meaning specified therein.


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(ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

(b) The grant of each license to a party hereunder includes the right of such party to grant sublicenses within the scope of such license to that party's SUBSIDIARIES for so long as they remain its SUBSIDIARIES. Any such sublicense may be made effective retroactively, but not prior to the effective date hereof, nor prior to the sublicensee's becoming a SUBSIDIARY of the party.

1.04 Ability to Provide Licenses
--------------------------------

AT&T's failure to meet any obligation hereunder, due to the assignment of title to any invention or patent, or the granting of any licenses, to the United States Government or any agency or designee thereof pursuant to a statute or regulation of, or contract with, such Government or agency, shall not constitute a breach of this agreement.

1.05 Publicity
--------------

Nothing in this agreement shall be construed as conferring upon the CORPORATION or its SUBSIDIARIES any right to include in advertising, packaging or other commercial activities related to a LICENSED PRODUCT, any reference to AT&T (or any of its SUBSIDIARIES), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such LICENSED PRODUCT is in any way certified by AT&T or its SUBSIDIARIES.

1.06 Infringement Actions
-------------------------

For as long as the CORPORATION retains an exclusive license pursuant to
Section 1.01(c) of this agreement, the CORPORATION shall have the exclusive right to bring any legal action against any third party, not licensed by AT&T prior to the effective date hereof, for infringement of AT&T's PATENT; provided, however, that the CORPORATION agrees to pay, or to reimburse AT&T, all costs and expenses of AT&T relating to or resulting from any such legal action, whether or not AT&T is joined as party thereto.


                                  ARTICLE II

                             ROYALTY AND PAYMENTS

2.01 Royalty Calculation
------------------------

(a) Subject to Section 2.01(b) and Section 2.01(c), royalty shall be payable to AT&T at the rate of five percent (5%) on each REPORTABLE PRODUCT which is sold, leased or put into use by the CORPORATION, or any of its SUBSIDIARIES. Such royalty rate shall be applied, except as otherwise provided in this
Article II, to the FAIR MARKET VALUE of such REPORTABLE PRODUCT.

(b) Notwithstanding Section 2.01(a), the following minimum amounts shall be payable for the twelve (12) month period beginning on April 1st of each of the years specified:

               1994 -  $  25,000.00     2005 -  $ 500,000.00
               1995 -  $  50,000.00     2006 -  $ 500,000.00
               1996 -  $ 100,000.00     2007 -  $ 500,000.00
               1997 -  $ 150,000.00     2008 -  $ 250,000.00 <F2>
               1998 -  $ 200,000.00     2009 -  $ 250,000.00
               1999 -  $ 250,000.00     2010 -  $ 250,000.00
               2000 -  $ 300,000.00     2011 -  $ 250,000.00
               2001 -  $ 350,000.00     2012 -  $ 250,000.00
               2002 -  $ 400,000.00     2013 -  $ 250,000.00
               2003 -  $ 450,000.00     2014 -  $ 125,000.00
               2004 -  $ 500,000.00     2015 -  $ 125,000.00 <F3>

(c) In the event that the royalty payable for any year specified in Section 2.01(b), as calculated in accordance with Section 2.01(a), reaches three (3) times the minimum amount specified in Section 2.01(b) for such year ("the First Reduction Level"), then the royalty rate applicable pursuant to Section 2.01(a) to the FAIR MARKET VALUE of additional REPORTABLE PRODUCTS sold, leased or put into use during such year, after achievement of the First Reduction Level for such year, shall be reduced to four and one-half percent (4.5%).

(d) In the event that the royalty payable for any year specified in Section 2.01(b), as calculated in accordance with Section 2.01(a), reaches five (5) times the minimum amount specified in Section 2.01(b) for such year ("the Second Reduction Level"), then the royalty rate applicable pursuant to Section 2.01(a) to the FAIR MARKET VALUE of additional REPORTABLE PRODUCTS sold, leased or put into use during such year, after achievement of the Section Reduction Level for such year, shall be further reduced to four percent (4%).


----------------------
<F1> Based on premise that corresponding patents will be in force in Japan and
     Europe.
<F2> Based on premise that European patents expire this year.  Otherwise, schedule will be adjusted to reflect actual year of expiration of the patents, using corresponding rates.



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2.01 Accrual
------------

(a) Royalty shall accrue on any LICENSED PRODUCT upon its first becoming a REPORTABLE PRODUCT and shall become payable upon the first sale, lease or putting into use of such REPORTABLE PRODUCT. (Rebuilding or enlarging any product shall be deemed to be a first putting into use of such product). Obligations to pay accrued royalties shall survive termination of licenses and rights pursuant to Article III and the expiration of any payment.

(b) When a company ceases to be a SUBSIDIARY of the CORPORATION, royalties which have accrued with respect to any products of such company, but which have not been paid, shall become payable with the CORPORATION's next scheduled royalty payment.

(c) Notwithstanding any other provisions hereunder, royalty shall accrue and be payable only to the extent that enforcement of the CORPORATION's obligation to pay such royalty would not be prohibited by applicable law.

2.03 Exclusions
---------------

A LICENSED PRODUCTS, which is a REPORTABLE PRODUCT on account of AT&T's PATENT, may be treated by the CORPORATION as not licensed an not subject to royalty with respect to sales of such LICENSED PRODUCT if the purchaser is licensed under the same patent to have said LICENSED PRODUCT made and/or imported, and the purchaser advises the CORPORATION, in writing at or prior to the time of such sale, that it is exercising its own license under such patent with respect to such manufacture and/or importation.

2.04 Records and Adjustments
----------------------------

(a) The CORPORATION shall keep full, clear and accurate records with respect to all REPORTABLE PRODUCTS and shall furnish any information which AT&T may reasonably prescribe from time to time to enable AT&T to ascertain the proper royalty due hereunder on account of products sold, leased and put into use by the CORPORATION or any of its SUBSIDIARIES. AT&T shall have the right through its accredited auditors to make an examination, during normal business hours, of all records and accounts bearing upon the amount of royalty payable to it hereunder. Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination.

(b) Independent of any such examination, AT&T will credit to the CORPORATION the amount of any overpayment of royalties made in error which is identified an fully explained in a written notice to AT&T delivered within eighteen (18) months after the due date of the payments which included such alleged overpayment, provided that AT&T is able to verify, to its own satisfaction , the existence and extent of the overpayment.

(c) No refund, credit or other adjustment of royalty payments shall be made by AT&T except as provided in this Section 2.04. Rights conferred by this
Section 2.04 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right may be expressly waived or surrendered by a party having such right and signing such statement.

2.05 Reports and Payments
-------------------------

(a) Within sixty (60) days after the end of each semiannual period ending on April 30th or October 31st, commencing with the semiannual period ending on October 31, 1994, the CORPORATION shall furnish to AT&T at the address specified in Section 4.03 a statement certified by a responsible official of the CORPORATION showing in a manner acceptable to AT&T:

     (i) all REPORTABLE PRODUCTS which were sold, leased or put into use during such semiannual period, (ii) the FAIR MARKET VALUES of such REPORTABLE PRODUCTS, (iii) the amount of royalty payable thereon without regard to the minimum payment amounts specified in Section 2.01(b), and
     (iv) all exclusions from royalty pursuant to Section 2.03.

If no REPORTABLE PRODUCT has been so sold, leased or put into use, the statement shall show that fact.

(b) Within such sixty (60) days the CORPORATION shall pay in United States dollars to AT&T at the address specified in Section 4.03 either (i) the royalties payable in accordance with such statement or (ii) one half of the minimum amount specified in Section 2.01(b) for the year of such semiannual period, whichever is greater provided, however, that the payment to be made for the second semiannual period of each such year may be adjusted such that the total payment for the year is no greater than the minimum amount for the year if the royalty payable for the year pursuant to Section 2.01(a) does not exceed such minimum amount. Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers as quoted for the last day of such semiannual period by leading United States banks in New York City dealing in the foreign exchange market.

(c) Overdue payments hereunder shall be subject to a late payment charge calculated at an annual rate of three percent (3%) over the prime rate or successive prime rates (as posted in New York City) during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.


                                  ARTICLE III

                                  TERMINATION

3.01 Breach
-----------

(a) In the event of a breach of this agreement by the CORPORATION, AT&T may, in addition to any other remedies that it may have, at any time terminate all licenses and rights granted by it hereunder by not less than two (2) months' written notice specifying such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

(b) In the event that, during any year specified in Section 2.01(b), the CORPORATION shall pay to AT&T less than the minimum amount specified in
Section 2.01(b), but not less than twenty-five (25%) of such minimum amount, the failure to pay such minimum amount shall not be considered a breach of this agreement. However, upon the occurrence of such event:

     (i) the licenses granted to the CORPORATION pursuant to Section 1.01(b) shall, notwithstanding Section 1.01(c), immediately become nonexclusive, and the CORPORATION shall lose any and all right thereafter to bring any legal action for any infringement of AT&T's PATENT; and

     (ii) each remaining minimum amount specified in Section 2.01(b) shall thereupon be reduced to twenty-five (25%) thereof.

3.02 Voluntary Termination
--------------------------

By written notice to AT&T, the CORPORATION may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder. Such notice shall specify the effective date (not more than six (6) months prior to the giving of said notice) of such termination and shall clearly specify any affected invention or product.

3.03 Survival
-------------

Any termination of licenses and rights of the CORPORATION under the provisions of this Article III shall not affect the CORPORATION's licenses rights and obligation with respect to any LICENSED PRODUCT made prior to such termination.


                                  ARTICLE IV

                           MISCELLANEOUS PROVISIONS

4.01 Disclaimer
---------------

Neither AT&T nor any of its SUBSIDIARIES makes any representations, extends any warranties of any kind, assumes any responsibility or obligations whatever, or confers any right by implication, estoppel or otherwise, other than the licenses an rights herein expressly granted.

4.02 Nonassignability
---------------------

(a) AT&T has entered into this agreement in contemplation of personal performance by the CORPORATION and it is AT&T's intention that a transfer of the CORPORATION's licenses or rights not occur without AT&T's express written consent.

(b) Neither this agreement nor any licenses or rights hereunder, in whole or in part, shall be assignable or transferable by the CORPORATION (by operation of law or otherwise) without AT&T's express written consent.

(c) Any purported assignment or transfer of this agreement or licenses or rights hereunder by the CORPORATION without AT&T's necessary consent shall be void (without affecting any other licenses or rights hereunder).

(d) AT&T shall not unreasonably withhold its written consent to any such assignment.

4.03 Address
------------

(a) Any notice or other communication hereunder shall be sufficiently given to the CORPORATION when sent by certified mail addressed to President, Cell Robotics, Inc., 2715 Broadbent Parkway, NE, Albuquerque, New Mexico 87107, or to AT&T when sent by certified mail addressed to Contract Administrator, Intellectual Property, 10 Independence Boulevard, P.O. Box 4911, Warren, New Jersey 07059-6799. Changes in such addresses may be specified by written notice.

(b) Payments by the CORPORATION shall be made to AT&T at the address specified in this section. Alternatively, payments to AT&T may be made by bank wire transfers to AT&T's accounts: AT&T Licensing, Account No. 910-2-568475, at Chase Manhattan Bank, N.A., 4 Chase Metrotech Center, Brooklyn, New York 11245, United States of America. Changes in such address or account may be specified by written notice.

4.04 Taxes
----------

The CORPORATION shall pay any tax, duty, levy, customs fee, or similar charge ("taxes"), including interest and penalties thereon, however designated, imposed as a result of the operation or existence of this agreement, including taxes which the CORPORATION is required to withhold or deduct from payments to AT&T, except (i) net income taxes imposed upon AT&T by any governmental entity within the United States (the fifty (50) states and the District of Columbia), and (ii) net income taxes imposed upon AT&T by jurisdictions outside the United States which are allowable as a credit against the United States Federal income tax of AT&T or any of its SUBSIDIARIES. In order for the exception in (ii) to be effective, the CORPORATION must furnish AT&T any evidence required by the United States taxing authorities to establish that such taxes have been paid.

4.05 Choice of Law
------------------

The parties are familiar with the principles of New York commercial law, and desire and agree that the law of the State of New York shall apply in any dispute arising with respect to this agreement.

4.06 Integration
----------------

This agreement (including the General Definitions Appendix) sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them. Neither of the parties shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the party to be bound thereby.

4.07 Outside The United States
------------------------------

(a) There may be countries in which the CORPORATION may have, as a consequence of this agreement, rights against infringers of AT&T's PATENT. The CORPORATION hereby waives any such right it may have by reason of any third party's infringement or alleged infringement of such patent.

(b) The CORPORATION hereby agrees to register or cause to be registered, to the extent required by applicable law, and without expense to AT&T or any of its SUBSIDIARIES, any agreements wherein sublicenses are granted by it under AT&T's PATENT. The CORPORATION hereby waives any and all claims or defenses, arising by virtue of the absence of such registration, that might otherwise limit or affect its obligations to AT&T.

4.08 Dispute Resolution
-----------------------

(a) If a dispute arises out of or relates to this agreement, or the breach, termination or validity thereof, the parties agree to submit the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration which shall be governed by the United States Arbitration Act.

(b) Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of the agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; and
(v) may be entered in any court.

(c) The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

(d) The arbitrator shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the agreement.

(e) The agreement shall be interpreted in accordance with the laws of the State of New York exclusive of its conflict of laws provisions and the place of mediation and arbitration shall be New York City.

(f) Each party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

(g) A request by a party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

(h) The arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages and each party irrevocably waives any claim thereto.

(i) The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

4.09 Prior Agreement Superseded
-------------------------------

This agreement supersedes the November 1, 1990 Patent License Agreement between the parties relating to OPTICAL TRAPS.


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IN WITNESS WHEREOF, each of the parties has caused this agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.


       AMERICAN TELEPHONE AND TELEGRAPH COMPANY



       By:
           --------------------------------------
           Vice President, Intellectual Property


       Date:
             ------------------------------------




       CELL ROBOTICS, INC.



       By:
           --------------------------------------

       Title:
              -----------------------------------


       Date:
             ------------------------------------




             THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY
               IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
                        REPRESENTATIVE OF BOTH PARTIES



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                         GENERAL DEFINITIONS APPENDIX


AT&T's PATENT means U.S. Patent 4,893,886, any reissue thereof, and any foreign patent corresponding thereto.

FAIR MARKET VALUE means, with respect to any OPTICAL TRAP sold, leased or put into use, the greater of (i) the selling price which a seller would realize from an unaffiliated buyer in an arm's length sale of an identical OPTICAL TRAP in the same quantity and at the same time and place as such sale, lease or putting into use; or (ii) the selling price actually obtained for such OPTICAL TRAP in the form in which it is sold, whether or not assembled (and without excluding from such OPTICAL TRAP any components or subassemblies thereof which are included in such selling price).

In determining "selling price" the following shall be excluded:

     (a) usual trade discounts actually allowed to unaffiliated persons or entities;
     (b)  packing costs;
     (c)  costs of insurance and transportation; and
     (d) import, export, excise, sales and value added taxes, and customs duties.

LICENSED PRODUCT means any product of the kind specified in Section 1.0(a).

REPORTABLE PRODUCT means any LICENSED PRODUCT the manufacture, importation, sale, lease or use of which by the CORPORATION or any of its SUBSIDIARIES would but for licenses or rights under this agreement, constitute (i) infringement of AT&T's PATENT by the CORPORATION or its SUBSIDIARIES, or (ii) any other violation of applicable law by the CORPORATION or its SUBSIDIARIES for which AT&T or any of its SUBSIDIARIES would be entitled to compensation or other remedy on account of such patent.

SUBSIDIARY of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of the equity interest in which is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists. Sandia Corporation, a Delaware corporation established to operate Sandia National Laboratories for the United States Government, is deemed not to be a SUBSIDIARY of AT&T.

TECHNICAL DEFINITIONS:
----------------------

OPTICAL TRAP shall mean any instrumentality or aggregate of instrumentalities which by itself, or when attached to a microscope, serves to confine a biological sample in a single beam, gradient force optical trap with a wavelength of between 0.8m and 1.8m optical beam and shall include any auxiliary equipment locally associated therewith for performing the function thereof.